Exhibit 10.5

Private and Confidential

WHG (International) Ltd

6/1 Waterport Place

Gibraltar

GX11 1AA

The purpose of this letter (“Letter”) is to outline the principal terms pursuant to which:

•	NeoGames SARL (“NeoGames” of “NG”) shall grant to WHG (International) Ltd (“William Hill” or “WH”) a non-exclusive, assignable, sub-licensable, perpetual, worldwide and irrevocable license to use and otherwise exploit the NeoSphere Platform (as defined below) on the terms and conditions set out in this Letter (the “License Agreement”);

•	William Hill shall loan an amount of USD $10 million to NeoGames pursuant to the terms and conditions set out in this Letter (the “Loan Agreement”); and

•	NeoGames and William Hill shall enter into a Master Software Development and License Agreement on the terms and conditions set out in this Letter (the "MSDA").

This Letter is intended to be legally binding, and shall create legally binding obligations as between William Hill and NeoGames, with respect to the terms of the Licence Agreement, the Loan Agreement and the MSDA as set out herein. The parties will negotiate in good faith to seek to agree definitive documentation in relation to (a) the MSDA; (b) the License Agreement; and (c) the Loan Agreement, in each case consistent with the terms set forth in this Letter (the “Definitive Agreements”), within four (4) weeks of the date of this Letter. If the parties execute the Definitive Agreements, such Definitive Agreements shall replace the terms of this Letter. If the Definitive Agreements are not agreed within the above period, then this Letter shall remain in force in accordance with its terms until such time as the Definitive Agreements are executed. The parties acknowledge and agree that the principal terms set out in this Letter are sufficiently certain and definitive to create a legally-binding contract as between the parties, without the need for further terms to be agreed in the Definitive Agreements.

For the purpose of this Letter, the “NeoSphere Platform” shall comprise any and all know-how, intellectual property rights, components, source code, object code, software, APIs, algorithms, data, databases, machine learning outcomes or other intangible assets or technology owned, held, controlled or enjoyed by NeoGames which is incorporated within, relates to, or is necessary to operate the proprietary player account management software solution controlled by NeoGames and known as at the date of this Letter as the “NeoSphere Platform”, but excluding for these purposes the proprietary games and content owned and controlled by NeoGames and the central draw based game systems (DBG).

License Agreement & Loan Agreement

In consideration of William Hill:

a.	Providing NeoGames with a loan facility of US$10 million, which may be called by NeoGames at any time on or after execution of the Loan Agreement, such loan to be secured by a fixed and floating charge over NeoGames, with 1% annual interest to be rolled up and due along with repayment of the principal amount at the earlier of termination of the MSDA, change of control of NeoGames, or the fifth anniversary of the loan (the “Loan”); and

Private and Confidential

b.	entering into the MSDA,

NeoGames will grant to William Hill a non-exclusive, assignable (within WH Group or to an entity in which, WH has taken an equity stake in a business, or formed a joint venture, to operate in the B2C Scenario (as defined below)), sub-licensable, for the duration of the MSDA irrevocable license (the “License”) to use and otherwise exploit the NeoSphere Platform in connection with any and all businesses and operations of William Hill as may be conducted by William Hill from time to time in its sole discretion under any B2C Scenario (as defined in the Amended and Restated License Agreement (as defined below)), via any channel and for use in any product vertical. Upon the payment by William Hill to NeoGames of a one-time, lump-sum payment of £15 million, at the earlier of termination of the MSDA or change of control of NeoGames (the “Software License Fee”), then the License shall become perpetual (the "Perpetual License").

The Perpetual License shall be exercisable by William Hill immediately on and from the earlier of: (x) termination of the MSDA; and (y) a change of control of NeoGames. In order to facilitate the prompt exercise by William Hill of its rights under the License following the occurrence of any such event, NeoGames agrees and undertakes to William Hill to comply with the terms of Schedule 1 set out under the heading “Source Code” with respect to the escrow arrangements to be implemented for the NeoSphere Platform.

Without in any way limiting the scope of the rights and licenses granted pursuant to the License:

a.	the License shall be fully paid and royalty-free, subject to the availability of the Loan and the payment of the Software License Fee;

b.	the License shall include the rights to use, copy, reproduce, perform (publicly or otherwise), display (publicly or otherwise), modify, improve, correct, repair, translate, enhance, create derivative works of, distribute, import, make, have made, sell and offer to sell the right to use the NeoSphere Platform, including all such modifications, improvements and derivative works thereof, solely as part of, or as necessary to use and exploit the NeoSphere Platform in connection with, the B2C Scenario;

c.	the License shall be freely sub-licenseable, in each case as may be necessary in connection with the licensing of the B2C Scenario or any portion, modification or derivative work thereof, and only to the extent necessary to allow William Hill to use and exploit its rights in the B2C Scenario.

The Loan and Software License Fee payable by William Hill shall be received by NeoGames and used by the Company to fund its ongoing operations.

NeoGames represents and warrants to William Hill that the terms of the License, Perpetual License and the License Agreement are consistent with, and do not contravene, the terms and conditions of the Amended & Restated Software License Agreement dated 6 August 2015 and entered into, inter alia, between Aspire Global Plc (formerly, Neo Point Technologies Limited), AG Software Ltd (the “Licensor”), NeoGames and William Hill Organisation Limited.

Private and Confidential

MSDA

William Hill and NeoGames will enter into the MSDA, pursuant to which William Hill will retain NeoGames for a minimum duration of 4 years (the "Initial Term"), with automatic extensions of 1 year each (in aggregate the "Term"), pursuant to the Termination and Transition provisions in Schedule 1, to provide software development and related services in accordance with statements of work (“MSDA Rolling Plan”) to be separately executed between the Parties from time to time as set out in Schedule 1. In consideration of the software development services to be provided by NeoGames, William Hill will pay NeoGames the Consideration as set out in Schedule 1.

This Letter, together with any documents referred to herein, does not derogate from or extinguish prior undertakings or arrangements, undertaken by William Hill and any of its group companies (together “William Hill Group”) and NeoGames pursuant to any agreement entered into by them in the past. Notwithstanding the foregoing it is agreed and understood that the maximum cumulative loan amount that William Hill Group will make available to NeoGames, under both this License Agreement, and the Investment and Framework Shareholders Agreement dated 6 Aug 2015, shall be $15m.

Miscellaneous

This Letter shall be governed by and construed in accordance with the laws of England. Each of the parties to this Letter agrees to submit to the exclusive jurisdiction of the courts of England with respect to any disputes or proceedings related to or arising out of this Letter.

This Letter may be executed in any number of counterparts, which together shall constitute one agreement. Any party may enter into this Letter by executing a counterpart and this Letter shall not take effect until it has been executed by all parties.

This Letter is entered into on a strictly confidential basis and neither party will disclose the terms of this Letter to any third party without the prior written consent of each of the other parties, provided that any party may: (i) make any public announcement required by law or any governmental or regulatory body or the rules of any stock exchange on which any party or any of its affiliates may be listed; and (ii) make any disclosure of this Letter required to enable such party to enforce its rights under this Letter.

Executed for and on behalf of WHG (International) Ltd

Executed for and on behalf of NeoGames SARL

Private and Confidential

Schedule 1

Under the MSDA NeoGames shall provide William Hill with the following rights and services:

Source Code

•	NeoGames will maintain a central code base across all NeoGames customers

•	William Hill will have access to the source code (“Source Code”) of the NeoSphere Platform via a replicated mirror repository (at least daily updates). The Source Code will be placed in Escrow with a third party escrow agent at William Hill’s request, to be chosen among one of the 3 leading software escrow providers in the Territory, which will be released to William Hill subject to the payment of the Software License Fee, and used in accordance with the Perpetual License.

Dedicated Team

•	NeoGames shall provide a dedicated team (the “WH Team”) working on the William Hill projects (“WH Features”) of the NeoSphere Platform, with named individuals, and with William Hill having rights on the removal or addition of key individuals. Individuals put forward by NeoGames for the WH Team must have the relevant skills to provide coverage across the whole of the NeoSphere Platform, provided that, any modification to the core technology of the NeoSphere Platform will be subject always to the mutual agreement of both Parties, save that NeoGames will not block any such modification reasonably requested by William Hill, unless it can evidence that such modification materially damages NeoGames’ commercial interests

•	NeoGames and William Hill will collaborate on locking-in any key individuals through incentive packages as appropriate. The WH Team will work in a dedicated space in the NeoGames offices.

•	The size of the WH Team will be determined by William Hill, subject to pre-agreed parameters between the parties, quarterly in advance, based on estimated work flow and with reference to the named individuals in the WH Team. The MSDA Rolling Plan will take into account reasonable time periods required for recruitment and training where relevant. NeoGames will not sub-contract work on the William Hill account without prior permission from William Hill, except for NeoGames' outsourced development hub in the Ukraine, which is hereby approved.

•	William Hill will have free and open access to communicate with the WH Team, and may visit them in the NeoGames offices at their discretion.

•	William Hill will 100% control of the development roadmap of the WH Team.

•	NeoGames will have product and technical representation within William Hill by way of an embedded product owner and architect in 2 key locations (e.g. Leeds and Krakow).

•	William Hill and NeoGames will be able to do joint development projects, where the code is partly developed by William Hill and partly by NeoGames (the "Joint Developments").

•	Any IP rights in and to the products developed by the WH Team, including the WH Features and the Joint Developments, shall be vested fully with NeoGames, which in turn will grant William Hill with the right to use such features and developments under the terms of the License or Perpetual License, as applicable.

•	NeoGames will support William Hill in migrating off legacy platforms as applicable

•	William Hill will have the right to offer direct employment under fair and reasonable terms to members of the WH Team, but only in the event of change of control in NeoGames or after providing notice of termination of the MSDA, and the start of the transition pursuant to the “Termination and Transition” provisions set out hereunder.

Exclusivity in the US

•	William Hill will not use the NeoSphere Platform to compete with NeoGames in iLottery,

•	NeoGames will not use the NeoSphere Platform to compete with William Hill in B2C sports betting.

•	NeoGames will not be precluded from independently using the NeoSphere Platform and offering it to B2B customers

Private and Confidential

•	The WH Features will be for the exclusive use of William Hill, and Neo Games shall not provide them to any other party except, after a duration of 8 months from the date upon which such feature is made available to William Hill customers on a materially bug-free basis (with any period during which any such material bugs affect the feature being added to the 8 month period),and then only

o	to NeoGames customers, or

o	Under license to Aspire Global PLC (formerly, Neo Point Technologies Limited) or its affiliate ("Aspire") as laid out in the Amended & Restated Software License Agreement dated 6 August 2015, between AG Software Ltd., Aspire, Neogames, and William Hill (the "Amended and Restated License Agreement").

But never to the following blacklisted: Bet365, GVC Group (including Ladbrokes Coral), Stars Group (including SkyBet), Paddy Betfair, Kindred, 888, Caliente, FanDuel, DraftKings and Churchill Downs; and any entity holding 25% or more of the share capital of any of the above, or any entity, of which 25% of the share capital is held by any of the above.

Input on broader road map

•	William Hill will have guaranteed input into the broader NeoSphere Platform product development roadmap (outside the WH Team), with 15% of development on the NeoSphere Platform, outside the WH Team, being on items reasonably requested by WH in advance in writing. NeoGames will not block any such development reasonably requested by William Hill, unless it can evidence that such development materially damages NeoGames’ commercial interests. WH will be invited to provide its views in monthly roadmap planning sessions, across product strategy, product planning, technology governance

Costs

•	All costs will be charged in accordance with the principals set forth in Schedule 2 to this letter ..All direct labour costs attributable to William Hill, incurred by NeoGames in its operation in Eastern Europe will be charged to William Hill at cost plus [REDACTED]% profit and in its operation in Western Europe, Tel Aviv and North America at cost plus [REDACTED]% profit. The initial expected rates are set out in Schedule 2.2, but subject to change as agreed between the parties. Other direct costs attributable to William Hill relating to technology infrastructure required for the stability, development efficiency, quality and scalability of the NeoSphere platform, hosting and support fees will be charged on an at cost basis. Indirect costs attributable to William Hill will be allocated by the Parties from time to time, initially in accordance with the principals set forth in Schedule 2.1 to this letter.

•	The attributable cost element detailed above shall be defined herein as “NG Costs”, and the profit element shall be defined as “NG Profit”.

•	Neo Games will demonstrate in its monthly invoicing how costs are attributable to William Hill, and provide a breakdown of its calculations. William Hill shall have the right to one independent audit per year on one month’s notice, such audit costs will be covered by William Hill, except in the event that the costs charged by Neo Games are proven through the audit to be too high by at least 5%, in which case Neo Games shall cover the audit costs, and William Hill shall have the right to another audit in the same year if it wishes.

Termination and Transition

•	In the event of change of control in NeoGames, or termination of the MSDA for any reason other than a breach by William Hill, NeoGames shall use all reasonable endeavours to assist William Hill in a 12 month transition phase, to minimize disruption to William Hill. This will include training up William Hill people on the NeoSphere Platform, to take over the operation of a separate instance of code, and exercise its rights under the Perpetual License subject to the payment of the Software License Fee, and shall include extended site visits by members of the WH Team to William Hill’s offices.

Private and Confidential

•	The MSDA shall be terminable by each of the Parties, following the elapse of the Initial Term, upon provision of a 12-month written notice of termination, such notice to expire no earlier than the end of the Initial Term, in which event NeoGames shall use all reasonable endeavours to assist William Hill in a 12 month transition phase during such notice period, to minimize disruption to William Hill. Nothwithstanding the foregoing, and without derogating from either rights available to either Party, William Hill will be eligible to terminate the MSDA from its 3rd year anniversary subject to 12-month notice and paying the Early Termination Fee. The “Early Termination Fee” shall be calculated by multiplying (a) the average monthly NG Profit paid by William Hill to Neo Games in the 3 months preceding termination, and multiplied by (b) the number of months remaining until the 4th year anniversary of the MSDA.

Remedies for Material Breach

•	In the event of any Material Breach (to be defined in the MSDA) where as a direct or indirect consequence of such Material Breach William Hill is delayed for a period in excess of 60 days in development of any material WH Features, William Hill will notify NeoGames of such Material Breach and NeoGames shall have 30 days to remedy such Material Breach and put William Hill in the same position as envisaged by the MSDA Rolling Plan or as if the Material Breach had not occurred. In the event that NeoGames fails to remedy the Material Breach to the reasonable satisfaction of William Hill within the specified time period, then William Hill will, at its entire discretion, be entitled to either of the following remedies (a) liquidated damages at a daily rate to be specified the MSDA until the Material Breach is remedied to the reasonable satisfaction of William Hill, which the parties agree is a reasonable and proportionate amount necessary to protect WH’s legitimate interests in the performance of the terms of the MSDA (the "Liquidated Damages"); (b) WH will be entitled to assert temporary control over the business, governance and affairs of the WH Team, utilising resources, facilities and processes to be agreed in order that William Hill may direct the WH Team and, as may be reasonably required, such additional NeoGames developers as William Hill may reasonably require to remedy such Material Breach, such temporary control to endure until such Material Breach is remedied to the reasonable satisfaction of William Hill; (c) William Hill will be entitled to retain the services of third party developers, at NeoGames’ sole cost and expense, to remedy such Material Breach; or (d) William Hill will be entitled to terminate the MSDA and, subject to the payment of the Software License Fee, exercise the Licence, whereupon NeoGames shall be obliged to comply with the transitional arrangements outlined above.

•	Notwithstanding the foregoing, if, as a direct result of any act or omission of failure by William Hill, to perform any of its obligations set forth in the MSDA Rolling Plan or any statement of work on a timely basis, NeoGames is unable to meet in a timely manner, all or any remaining milestones or delivery dates under such MSDA Rolling Plan or statement of work either at all or without incurring additional costs, NeoGames may extend such milestone or delivery dates for up to the length of William Hill’s delay or, at NeoGames’ option, increase the related fees solely to recover any such additional costs, and the Liquidated Damages shall not apply during such extension.

•	If William Hill disputes NeoGames’ right to extend milestone or delivery dates or to increase fees, or the extent of any proposed extension or increase, William Hill will promptly notify NeoGames and the parties will negotiate in good faith to resolve the dispute.

Private and Confidential

Schedule 2.1

Private and Confidential

Schedule 2.2

Example of Initial Project Costing

[REDACTED]